                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549


                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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                                                                                                              OMB APPROVAL
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             FORM 3                                                                                 OMB Number:           3235-0104
-----------------------------------                                                                 Expires:     September 30, 1998
                                                                                                    Estimated average burden
                                                                                                    hours per response      .... 0.5
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1. Name and Address of Reporting Person *

Cramer Capital Corporation
   (Last)                   (First)                 (Middle)

c/o Cramer, Berkowitz & company, 100 Wall Street
                            (Street)

New York                      NY                      10005
   (City)                   (State)                   (Zip)


2. Date of Event Requiring Statement ( Month / Day / Year )

8/15/97

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Issuer Name and Ticker or Trading Symbol

The Fairchild Corporation, FA

5.  Relationship of Reporting Person to Issuer   (Check all applicable)

              Director                      X   10% Owner
       -----                              -----
              Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)

       ----------------------------------------


6. If Amendment, Date or Original (Month/Year)

8/25/97

7.    Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----


                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of security                            2. Amount of Securities         3. Ownership         4. Nature of Indirect
   (Inst.4)                                        Beneficially Owned              Form: Direct (D)     Beneficial Ownership
                                                   (Instr. 4)                      or Indirect (I)      (Instr. 5)
                                                                                   (Inst. 5)
----------------------------------------------  ------------------------------  -------------------  -------------------------------
Class A Common Stock                                     1,461,300*                      I              By general partnership

----------------------------------------------  ------------------------------  -------------------  -------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the Form is filed by more than one reporting person, SEE instruction 5(b)(v).                                    SEC 1473(8-92)


FORM 3 (CONTINUED)                 TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
                                         CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative Security                      2. Date Exercisable and   3. Title and Amount of Securities Underlying
   (Instr. 4)                                           Expiration Date           Derivative Security (Instr. 4)
                                                        (Month/Day/Year)
                                                                                                       Amount or
                                                     Date         Expiration            Title          Number of
                                                     Exercisable  Date                                 Shares
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------
The Fairchild Corporation September 25 Call Option   Immediately  Weekend       Class A Common Stock      50,000
                                                                  following
                                                                  3rd Friday
                                                                  in September
                                                                  1997
---------------------------------------------------  -----------  -----------  ----------------------  -----------------------------


 4. Conversion or             5. Ownership           6. Nature of Indirect
    Exercise Price of            Form of                Beneficial Ownership
    Derivative                   Derivative             (Instr. 5)
    Security                     Security:
                                 Direct (D) or
                                 Indirect (I)
                                 (Instr. 5)
----------------------------  ---------------------  ------------------------------------------------
    $25.00                            I                 By General Partnership

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Explanation of Responses:

*The reporting person disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.


CRAMER CAPITAL CORPORATION

/s/ James J. Cramer                                         10/10/97
-----------------------------------------------       ----------------------
    **Signature of Reporting Person                           Date

Name:  James J. Cramer
Title: President